SUPPLEMENTAL INDENTURE
                      among MAGNUM HUNTER RESOURCES, INC.,
                    the SUBSIDIARY GUARANTORS parties hereto
                                       and
             FIRST UNION NATIONAL BANK OF NORTH CAROLINA, as trustee


         THIS SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is made as of the ____th day of January, 1999 by and among Magnum Hunter Resources, Inc., a Nevada corporation (the "Company"), and each of the Subsidiary Guarantors signatory hereto (the "Initial Guarantors"), and First Union National Bank of North Carolina, as trustee (the "Trustee").

                                    RECITALS:

         WHEREAS, the Company, the Initial Guarantors and the Trustee have entered into an indenture dated as of May 29, 1997 (the "Indenture") (all terms defined in the Indenture shall have the same meanings in this Supplemental Indenture unless otherwise defined herein);

         WHEREAS, Article Nine of the Indenture provides a manner by which the Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes; and

         WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have delivered said consents to the Company's tabulation agent; and

         WHEREAS, pursuant to and in accordance with Section 9.02 of the Indenture, and with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, the Company, the Initial Guarantors and the Trustee have agreed to enter into this Supplemental Indenture;

         NOW, THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the
Notes:

 1. Section 4.10 of the Indenture is amended to read in its entirety as follows:

    SECTION 4.10. Limitation on Restricted Payments.

     The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

     (i) declare or pay any dividend or make any distribution (other than dividends or distributions made to the Company or any Wholly-Owned Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company) on or in respect of shares of the Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock;

     (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company;

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     (iii) make any principal  payment on, purchase,  defease,  redeem,  prepay, decrease or otherwise acquire or retire for value,  prior to any scheduled final
maturity,   scheduled   repayment  or  scheduled   sinking  fund  payment,   any
Indebtedness of the Company or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be; or

     (iv) make any Investment (other than a Permitted Investment)

     (each of the foregoing actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (a) a Default or an Event of Default shall have occurred and be continuing, or (b) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12, or (c) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

     (A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the last date of the Company's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus

     (B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

     (C) without duplication of any amounts included in the immediately preceding subclause (B), 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding in the case of the immediately preceding clause (B) and this clause (C), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus

     (D) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to the Company or to any Restricted Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in Section 4.14), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment hereunder; plus

     (E) without duplication of the immediately preceding subclause (D), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made after the Issue Date which had been treated as a

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     Restricted Payment (but without  duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company).

     Notwithstanding the foregoing, the provisions set forth above will not prohibit:

     (1) The payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration;

     (2) If no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

     (3) If no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be, either (a) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (i) shares of Qualified Capital Stock of the Company or (ii) Refinancing Indebtedness;

     (4) If no Default or Event of Default shall have occurred and be continuing, the redemption of the TCW Preferred Stock to the extent required pursuant to the terms thereof as a result of the Company not having received at least $15 million of net cash proceeds from the issuance and sale by the Company of Common Stock; and

     (5) If no Default or Event of Default shall have occurred and be continuing, the payment of (i) dividends on the TCW Preferred Stock and (ii) cumulative cash dividends of up to 8% per annum with respect to additional preferred stock of the Company with a liquidation preference of up to $50 million, if such additional preferred stock is issued to ONEOK, Inc. (or an affiliate) on or before March 31, 1999; and

     (6) The initial designation of Hunter Butcher International Limited Liability Company as an Unrestricted Subsidiary.

     In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (c) of this Section 4.10, amounts expended pursuant to clauses (1), (2), (4), (5) and (6) shall be included in such calculation.


     2. Section 9.04 of the Indenture is amended to read in its entirety as follows:



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

     SECTION 9.04. Revocation and Effect of Consents.


     Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder's Note or portion of such Note by notice to the Trustee or the Company received before the date on which the Trustee receives an Officers' Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. An amendment, supplement or waiver becomes effective upon receipt by the Trustee of such Officers' Certificate and evidence of consent by the Holders of the requisite percentage in principal amount of outstanding Notes.

     The Company may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a Record Date is fixed, then notwithstanding the second sentence of the immediately preceding paragraph, those Persons who were Holders at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date. No such consent shall be valid or effective for more than 90 days after such Record Date unless consents from Holders of the requisite percentage in principal amount of outstanding Notes required hereunder for the effectiveness of such consents shall have also been given and not revoked within such 90 day period.


     3. Upon the execution and delivery of this Supplemental Indenture by the Company, the Initial Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     4. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

     5. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6. Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

     7. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.


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



     8. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

     9. This Supplemental Indenture may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

                                    MAGNUM HUNTER RESOURCES, INC.


                                 By:
                               Name:
                              Title:


                                    MAGNUM HUNTER PRODUCTION, INC., as Guarantor


                                 By:
                               Name:
                              Title:


                                    GRUY PETROLEUM MANAGEMENT COMPANY,  as
                                    Guarantor


                                 By:
                               Name:
                              Title:


                                    HUNTER GAS GATHERING, INC., as Guarantor


                                 By:
                               Name:
                              Title:


                                    RAMPART PETROLEUM, INC., as Guarantor


                                 By:
                               Name:
                              Title:


                                    CONMAG ENERGY CORPORATION, as Guarantor


                                 By:
                               Name:
                              Title:

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


                                    FIRST UNION NATIONAL BANK OF NORTH
                                    CAROLINA, as Trustee


                                 By:
                               Name:
                              Title:










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